As filed with the U.S. Securities and Exchange Commission on April 1, 2024.

Registration No. 333-274431

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post Effective Amendment No. 1 to
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Zhibao Technology Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	6411	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Floor 3, Building 6, Wuxing Road, Lane 727
Pudong New Area, Shanghai 201204
Tel: +86 (21) -5089-6502
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, DE 19711
Tel: (302) 738-6680
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications
sent to agent for service, should be sent to:

Richard I. Anslow, Esq. Lijia Sanchez, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, NY 10105 Tel: (212) 370-1300	Mitchell S. Nussbaum, Esq. Angela M. Dowd, Esq. Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 Tel: (212) 407- 4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☒ 333-274431

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form F-1 of Zhibao Technology Inc. (the “Company”), as originally declared effective by the Securities and Exchange Commission (the “SEC”) on March 29, 2024, is being filed for the sole purpose of filing Exhibits 5.1 as part of the Registration Statement. This Post-Effective Amendment No. 1 does not modify any provision of Part I or Part II of the Registration Statement other than supplementing Item 8 of Part II as set forth below. This Registration Statement shall become effective upon filing with the SEC in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

a)	Exhibits

The following exhibits are being filed with this Registration Statement:

Exhibit number	Description
5.1	Opinion of Ogier (Cayman) LLP regarding the validity of the Class A ordinary shares being registered
24.1*	Power of Attorney (included on signature page of the initial filing of Registration Statement on Form F-1)

*	Previously filed

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Shanghai, China, on April 1, 2024.

Zhibao Technology Inc.

By:	/s/ Botao Ma
	Name:	Botao Ma
	Title:	Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Botao Ma	Chief executive officer and Chairman	April 1, 2024
Botao Ma	(principal executive officer)

/s/ Yuanwen Xia	Chief Financial Officer	April 1, 2024
Yuanwen Xia	(principal financial and accounting officer)

/s/ Xiao Luo	Chief Operating Officer and Director	April 1, 2024
Xiao Luo

/s/ Yugang Wang	Chief Technical Officer and Director	April 1, 2024
Yugang Wang

* By	/s/ Botao Ma
Botao Ma
Attorney-in-fact

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